Exhibit 10.4

AMENDMENT NO.1

to

GENTIVA HEALTH SERVICES, INC.

2004 EQUITY INCENTIVE PLAN

This Amendment No. 1 dated as of August 8, 2007 to Gentiva Health Services, Inc. 2004 Equity Incentive Plan (the “Plan”).

WITNESSETH:

WHEREAS, pursuant to Section 22 of the Plan the Compensation, Corporate Governance and Nominating Committee of the Board of Directors of Gentiva Health Services, Inc. has authorized amending the Plan;

NOW THEREFORE, the Plan is amended, effective December 31, 2007, as follows:

1. The following new Section 25 is added to the Plan:

“25. Applicability of and Compliance with Code Section 409A.

“Notwithstanding any provision of the Plan or any award agreement to the contrary, each award granted under the Plan either shall be excepted from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and the terms of the Plan and each award agreement shall be interpreted consistent therewith; provided, further, that (unless specifically authorized in this Section 25) the Committee shall not have the authority to grant any award that does not comply with the provisions of this Section 25. An award that is excepted from the requirements of Section 409A of the Code may not be amended or otherwise modified in such a manner that the award becomes subject to Section 409A of the Code unless the Committee expressly provides that the amendment or modification is intended to subject the award to the requirements of Section 409A of the Code and the amended or modified award complies with such requirements. An award that is subject to the requirements of Section 409A of the Code may not be amended or otherwise modified in such a manner that the award no longer complies with Section 409A of the Code unless the Committee expressly provides that the amendment or modification is intended to be non-compliant with Section 409A of the Code.”

2. Except as amended hereby, all other terms and conditions of the Plan shall remain in full force and effect.